UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

January 1, 2016

Green Plains Inc.

(Exact name of registrant as specified in its charter)

Iowa	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 Regency Parkway, Suite 400

Omaha, Nebraska

(Address of principal executive offices)

68114

(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Asset Purchase Agreement

Effective January 1, 2016, Green Plains Partners LP (the “Partnership”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with its parent Green Plains Inc. (“GPRE”), Green Plains Hereford LLC (“Green Plains Hereford”), Green Plains Hopewell LLC (“Green Plains Hopewell” and together with Green Plains Hereford and GPRE, the “Sellers”), Green Plains Holdings LLC, the Partnership’s general partner (the “General Partner”), Green Plains Operating LLC, a wholly owned subsidiary of the Partnership (the “Operating Company”) Green Plains Ethanol Storage LLC, a wholly owned subsidiary of the Partnership (“Green Plains Storage”) and Green Plains Logistics LLC, a wholly owned subsidiary of the Partnership (“Green Plains Logistics” and collectively with the Partnership, the General Partner, Green Plains Storage and the Operating Company, the “Partnership Parties”), pursuant to which the Sellers sold certain ethanol storage assets located in Hopewell, Virginia and Hereford, Texas (the “Storage Assets”) and certain leased railcar transportation assets located in Hereford, Texas (the “Transportation Assets,” and together with the Storage Assets, the “Assets”) to wholly owned subsidiaries of the Partnership (the “Transaction”) for cash consideration of $62.5 million.

The Purchase Agreement provided for the closing of the Transaction to occur upon execution of the Purchase Agreement. The cash consideration used in the Transaction was financed through borrowings made under the Operating Company’s 5-year, $100 million revolving credit facility with Bank of America, N.A. as administrative agent, and certain other commercial lending institutions as lenders and letter of credit issuing banks.

Pursuant to the Purchase Agreement, and subject to certain limitations, the Partnership Parties and the Sellers agreed to certain indemnification provisions with each other and their respective affiliates.

Relationships

Each of the parties to the Purchase Agreement is a direct or indirect subsidiary of GPRE. As a result, certain individuals, including officers of GPRE and officers and directors of the General Partner, serve as officers and/or directors of one or more such entities. GPRE currently (as of the date of this Current Report on Form 8-K) owns 4,389,642 common units of the Partnership (“Common Units”) and 15,889,642 subordinated units of the Partnership (“Subordinated Units”), collectively representing a 62.5% limited partner interest in the Partnership as of December 31, 2015. GPRE also owns a 2% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights through its ownership of the General Partner.

The terms and conditions of the Purchase Agreement were approved on behalf of the Partnership by the conflicts committee and the board of directors of the General Partner. The conflicts committee, which is comprised of independent members of the board of directors of the General Partner, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction. In approving the terms of the Transaction, the conflicts committee based its decision in part on an opinion from the independent financial advisor that the consideration to be paid by the Partnership Parties pursuant to the Purchase Agreement is fair, from a financial point of view, to the Partnership.

First Amendment to Omnibus Agreement

Effective January 1, 2016, in connection with the Transaction, the Partnership entered into the First Amendment to the Omnibus Agreement (the “Omnibus Agreement Amendment”) with GPRE, the General Partner, and the Operating Company that provides for the Partnership’s obligation to reimburse GPRE for certain direct or allocated costs and expenses incurred by GPRE in providing general and administrative services in connection with assets acquired or developed by the Partnership and its subsidiaries from time to time, which includes the Assets.

Amendment No. 1 to Operational Services Agreement

Effective January 1, 2016, in connection with the Transaction, the General Partner entered into Amendment No. 1 to the Operational Services and Secondment Agreement (the “Operational Services Agreement Amendment”) with GPRE pursuant to which GPRE will second certain employees to the General Partner to provide management, maintenance and operational functions with respect to the Assets. The provided functions will be substantially similar to the management, maintenance and operational functions previously provided under the Operational Services and Secondment Agreement.

Amendment No. 1 to Ethanol Storage and Throughput Agreement

Effective January 1, 2016, in connection with the Transaction, Green Plains Storage, a wholly owned subsidiary of the Partnership, entered into Amendment No. 1 to Ethanol Storage and Throughput Agreement (the “Storage and Throughput Agreement Amendment”) with Green Plains Trade Group LLC (“Green Plains Trade”). Pursuant to the Storage and Throughput Agreement Amendment, Green Plains Trade is obligated to throughput a minimum of 246.5 million gallons per calendar quarter (previously 212.5 million gallons per calendar quarter) of product at the Partnership’s facilities.

Amendment to Railcar Transportation Services Agreement

Effective January 1, 2016, in connection with the Transaction, Green Plains Logistics, a wholly owned subsidiary of the Partnership, agreed to an increase in the minimum capacity commitment of 6.72 million gallons with Green Plains Trade.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information under the heading “Asset Purchase Agreement” set forth in Item 1.01 above is incorporated into this Item 2.01 by reference.

Item 7.01.	Regulation FD Disclosure.

On January 4, 2016, the Partnership issued a press release announcing the completion of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: January 5, 2016	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)

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